EXHIBIT 99.1
                   VSE REPORTS THIRD QUARTER 2006 RESULTS
              Company Earns $0.78 Per Share Diluted in Quarter


       Alexandria, Virginia, October 30, 2006 - VSE Corporation (Nasdaq: VSEC) reported the following consolidated financial results for the periods ended September 30, 2006 and 2005:

VSE Corporation and Subsidiaries
Consolidated  Statements of Income (unaudited)
(in thousands, except share and per share amounts)
______________________________________________________________________________________
                                               Three Months             Nine Months
                                             2006        2005        2006        2005
                                             ----        ----        ----        ----
Revenues                                 $ 103,630   $  76,600   $ 261,774   $ 215,201
Costs and expenses of contracts            100,457      73,883     252,723     207,354
                                         ---------   ---------   ---------   ---------
Gross profit                                 3,173       2,717       9,051       7,847
Selling, general and
  administrative expenses                      199         173         617         340
Interest income, net                           (56)        (43)       (276)        (84)
                                         ---------   ---------   ---------   ---------
Income before income taxes                   3,030       2,587       8,710       7,591
Provision for income taxes                   1,141       1,000       3,309       2,935
                                         ---------   ---------   ---------   ---------
Net income                               $   1,889   $   1,587   $   5,401   $   4,656
                                         =========   =========   =========   =========
Earnings per share:
Basic	                                 $     .80   $     .68   $    2.28   $    2.01
Diluted                              	       .78         .66	      2.23        1.95

Weighted average shares outstanding:
Basic                                    2,371,099   2,348,228   2,366,393   2,313,058
Diluted                                  2,421,100   2,417,056   2,424,835   2,382,986
______________________________________________________________________________________

Financial Results

       VSE revenues increased about $27.0 million (up 35%) and $46.6 million
(up 22%) for the three- and nine-month periods compared to the same periods of last year, primarily due to Army Equipment Support Program subcontract work performed through VSE's Rapid Response support contract. Increased revenues from equipment refurbishment services provided to the Army Reserve and from services provided by Energetics to its clients also contributed to the increase in revenues. The increase was partially offset by decreased revenues under the BAV ship transfer program, the Tanker Ballistic Protection System (TBPS) program, and certain other Navy and Coast Guard contracts.

       VSE net income increased about $302 thousand (up 19%) and $745 thousand (up 16%) for the three- and nine-month periods compared to the same periods of last year. The increases in net income were primarily due to increases in profits on the BAV ship transfer program, certain Navy contracts, and from Energetics services. Profits were also enhanced because the increase in the Army Equipment Support Program revenues enabled VSE to spread fixed corporate costs over a larger base. The increase in net income was partially offset by decreased

                                   -more-


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profits in the TBPS program, equipment refurbishment services, and VSE management training services.

CEO Comments

       Commenting on the financial results, VSE Chairman, President and CEO/COO Don Ervine said, "VSE third quarter revenues of about $103.6 million are a record high quarter for the company, and earnings of about $1.9 million for the quarter ($.78 per share diluted) are keeping pace with the increase in revenues. Our funded backlog at September 30, 2006, was about $226 million compared to about $276 million at December 31, 2005."

       "One of our challenges as we grow is to replace expiring work with new and potentially larger programs. In August 2006 we reported that VSE was awarded a contract to support the U.S Department of the Treasury seized and forfeited general property program. This is a single award, cost-plus-incentive-fee contract that includes a base period of performance, four option periods, and award term provisions. If all option and award term periods are exercised, contract performance is expected to continue through September 30, 2014, and to provide potential revenue over the life of the contract of approximately
$113 million, depending on service requirements."

       "We continue to find promising opportunities to bid in the markets we serve. For example, work on the ex-Kidd class ship transfer program, one of the largest and most complex programs in VSE history, was substantially complete in September 2006; however, funded backlog on our BAV Ship Transfer contract for other task orders remains high at approximately $74 million as of September 30, 2006. BAV is involved in the early stages of potential transfers of several different classes of excess Navy ships to foreign navies during the period of 2007 to 2010. At the same time, BAV's follow-on technical support services to support previously transferred ships and customers around the world continues to be an essential VSE service. Similar opportunities and capabilities in our Army and Navy program areas are expected to contribute to future VSE revenues."

       "Our growth over the last three years has been the result of good marketing teamwork and the versatility of our managers and employees in identifying and responding to emerging customer requirements in a timely manner. I look forward to reporting on our continued progress in the months ahead."

Accounting for Stock-based Compensation

       Effective January 1, 2006, VSE adopted the fair value recognition provisions of FASB Statement 123(R) to account for stock-based compensation. As a result, VSE's net income was reduced by about $117,000 for the nine-month period ended September 30, 2006, or about $.05 per share basic and diluted. Results for prior period have not been restated. On a pro forma basis, VSE net income for the nine-month period ended September 30, 2005, would have been reduced by about $173,000 or about $.07 per share basic and diluted had the company adopted SFAS 123(R) in the prior-year period.

Safe Harbor

	This news release contains statements which, to the extent they are not recitations of historical fact, constitute "forward looking statements" under federal securities laws. All such statements are intended to be subject to the safe harbor protection provided by applicable securities laws. For discussions identifying some important factors that could cause actual VSE results to differ



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materially from those anticipated in the forward looking statements in this news release, see VSE's public filings with the Securities and Exchange Commission.

	VSE provides diversified services to the engineering, energy and environment, defense, and homeland security markets from more than 20 locations across the United States and around the world. For more information on VSE services and products, please see the Company's web site at www.vsecorp.com or contact Len Goldstein, Director of Business and New Product Development at
(703) 317-5202.

News Contact: C. S. Weber, CAO, (703) 329-4770.